   As filed with the Securities and Exchange Commission on February 1, 1999.

                                                          Registration No.  333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 POST-EFFECTIVE
                                AMENDMENT No. 1
                                 ON FORM S-3 TO

                             REGISTRATION STATEMENT
                                  ON FORM S-11
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             CABOT INDUSTRIAL TRUST
      (Exact name of registrant as specified in its governing instruments)




            Maryland                                                04-3397866
---------------------------------------------         --------------------------------------
(State or other jurisdiction of incorporation or      (I.R.S. Employer Identification Number)
 organization)

                          Two Center Plaza, Suite 200
                          Boston, Massachusetts 02108
                                (617) 723-0900
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Robert E. Patterson
                                   President
                            Cabot Industrial Trust
                          Two Center Plaza, Suite 200
                          Boston, Massachusetts 02108
                                (617) 723-0900
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy to:

                            James R. Walther, Esq.
                             Mayer, Brown & Platt
                            350 South Grand Avenue
                      Los Angeles, California 90071-1503
                                (213) 229-9597


  Approximate date of commencement of proposed sale to the public:   From time
to time after this amendment becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

Prospectus


                            CABOT INDUSTRIAL TRUST

                     Common Shares of Beneficial Interest


The shareholders of Cabot Industrial Trust named in this prospectus (the "Selling Shareholders") may offer and sell up to 1,012,988 of their common shares of beneficial interest ("Common Shares") as described in this prospectus. We have agreed to prepare this prospectus and to register the shares described herein with the Securities and Exchange Commission to facilitate such offers and sales, but such registration does not necessarily mean that any of the Common Shares will be sold. We will not receive any proceeds from sales of the Common Shares covered by this prospectus.

The Selling Shareholders may offer their shares in public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, at fixed prices that may be changed from time to time or at privately negotiated prices. Such transactions may be conducted through underwriters, dealers or agents or may be conducted directly by the Selling Shareholders. See "Plan of Distribution."

Our Common Shares are listed on the New York Stock Exchange under the symbol:
"CTR." The last reported sale price of our Common Shares on the New York Stock Exchange on January 27, 1999 was $19.4375 per share.

In order to maintain our qualification as a real estate investment trust ("REIT") for federal income tax purposes, we restrict ownership of more than 9.8% in number or value of our issued and outstanding Common Shares by any single shareholder, with certain exceptions described herein. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer."


See "Risk Factors" beginning on page 7 for descriptions of certain factors relevant to an investment in the Common Shares.

                           _________________________


Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                           _________________________

               The date of this prospectus is February __, 1999.

You should rely only on the information contained in this prospectus or in the other documents referred to herein under the caption "Where You Can Find More Information." We have not authorized anyone to provide you with any different information.

This prospectus is neither an offer to sell nor a solicitation of an offer to buy the Common Shares in any jurisdiction in which such offer or sale would be unlawful. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus stated at the bottom of the cover page hereof, even though this prospectus is delivered, or the Selling Shareholders offer or sell the Common Shares referred to herein, on a later date.

                               Table of Contents
                               -----------------

                                                                                     Page
                                                                                     ----
Forward-Looking Statements............................................................  5
Where You Can Find More Information...................................................  5
Risk Factors..........................................................................  7
          We May Not Be Able to Maintain Shareholder Distributions at Our Current
             Level....................................................................  7
          Declaration of Trust and Bylaw Provisions, Staggered Board and
             Shareholder Rights Plan May Discourage Changes in Control of the
             Company..................................................................  7
          We Would Incur Adeverse Tax Consequences if the Company Fails  to Qualify
             as a REIT; Other Tax Risks...............................................  8
          We Can Change Our Investment, Financing, Distribution and Other Policies
             Without Your Approval; No Limitation on Debt.............................  8
          Real Estate Investment Risks................................................  9
          Conflicts of Interest....................................................... 12
          Increases in Market Interest Rates May Adversely Affect the Market Price
             of the Common Shares..................................................... 13
          Shares That Become Available for Future Sale May Adversely Affect the Market
             Price of the Common Shares............................................... 13
          Real Estate Financing Risks................................................. 13
          ERISA Risks................................................................. 14
Cabot Industrial Trust................................................................ 15
Use of Proceeds....................................................................... 15
Selling Shareholders.................................................................. 15
Plan of Distribution.................................................................. 17
Description of Shares of Beneficial Interest.......................................... 17
          General..................................................................... 17
          Common Shares............................................................... 18
          Shareholder Rights Plan..................................................... 19
          Restrictions on Transfer.................................................... 19
Federal Income Tax Consequences....................................................... 21
          Taxation of Company......................................................... 22
          Tax Aspects of the Company's Investments in Partnerships.................... 27
          Taxation of Shareholders.................................................... 28
          Other Tax Considerations.................................................... 30
Legal Matters......................................................................... 32
Experts............................................................................... 32

FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference in this prospectus contains forward-looking statements, such as those pertaining to our capital resources, portfolio performance and future results of operations, market conditions and prospects. The pro forma financial statements and other pro forma information incorporated by reference in this prospectus also contain forward-looking statements. You can identify forward-looking statements by their use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. Discussions of strategy, plans or intentions also include forward-looking statements.

Forward-looking statements inherently involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements included or incorporated by reference in this prospectus:

 .     defaults on or non-renewal of leases by tenants
 .     increased interest rates and operating costs
 .     failure to obtain necessary outside financing
 .     difficulties in identifying properties to acquire and in effecting acquisitions
 .     failure to successfully integrate acquired properties and operations
 .     risks and uncertainties affecting property development and construction, including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities
 .     failure to qualify and maintain our status as a REIT under the Internal
      Revenue Code of 1986, as amended (the "Tax Code")
 .     environmental liabilities and risks
 .     risks related to natural disasters
 .     financial market fluctuations
 .     changes in real estate and zoning laws
 .     increases in real property tax rates

Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulations, legislation and population changes and the additional matters discussed in this prospectus under the caption "Risk Factors." We caution you not to place undue reliance on forward-looking statements, which reflect our analysis and judgements only.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms at Room
1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.   20549, and at
the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may telephone the SEC at 1-800-SEC-0330 for further information on the SEC's public reference facilities. The SEC also maintains a computer site on the world wide web (http://www.sec.gov) that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the SEC. You can also inspect reports and other information we file at the offices of the New York
Stock Exchange, Inc., 20 Broad Street, New York, New York   10005.

This prospectus is a part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about us. You may read the registration statement and exhibits without charge at the office of the SEC
at 450 Fifth Street, N.W., Washington, D.C.   20549 or on the SEC's website
referred to in the preceding paragraph. You may also obtain copies of it from the SEC at prescribed rates.

The SEC allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the SEC. This means that we can disclose that information to you by referring in this prospectus to the documents we filed with the SEC. Any statement contained in a document incorporated by reference in this prospectus is automatically superseded by any contrary or later dated information contained in this prospectus or in any subsequent document of the types described below. We incorporate by reference the following documents filed by us with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange
Act") and the Securities Act, each of which documents should be considered an important part of this prospectus:


SEC Filing (File No. 1- 13829)           Period Covered or Date of Filing
--------------------------------------   --------------------------------------
Annual Report on Form 10-K, as amended   Year ended December 31, 1997

Quarterly Reports on Form 10-Q           Quarters ended March 31, 1998, June
                                         30, 1998 and September 30, 1998

Current Reports on Form 8-K              Filed on June 15, 1998, September 16,
                                         1998 and January 29, 1999

Description of Common Shares             Filed on January 27, 1998
contained in Registration Statement
on Form 8-A, as amended

Financial statements                     Filed on August 14, 1998
included in our Registration Statement
on Form S-11, as amended (Registration
No. 333-61543)

All subsequent documents filed by us     After the date of this prospectus and
with the SEC pursuant to Sections        prior to the termination of the
13(a), 13(c), 14 or 15(d) of the         offering.
Exchange Act

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), telephone or write Cabot Industrial Trust, Two Center Plaza, Suite 200, Boston, MA, 02108, Attention: Secretary; telephone:
617/723-0900.

                                  Risk Factors

Investing in our Common Shares involves various risks. You should carefully consider the following types of risks that we and our investors face and should read this entire prospectus before purchasing our Common Shares.


We May Not Be Able to Maintain Shareholder Distributions at Our Current Level.

We base the level of our cash distributions to shareholders on numerous assumptions and projections that we make regarding our future performance and our own decisions to reinvest rather than distribute available cash. Our assumptions and projections relate, among other things, to: property occupancy and the profitability of tenants, the amount of future capital expenditures and expenses relating to our properties, the level of leasing activity and future rental rates at our properties, the strength of the industrial real estate market in the areas in which we own properties, competition, the costs of compliance with environmental and other laws. While we expect to maintain or increase our current level of distributions over time, we cannot guarantee that we will be able to do so.


Declaration of Trust and Bylaw Provisions, Staggered Board and Shareholder Rights Plan may Discourage Changes in Control of the Company.

Our Declaration of Trust and Bylaws contain several provisions that may delay, defer or prevent a transaction or a change in control that might involve a price for the Common Shares or other attributes that shareholders may consider desirable. See "Description of Shares of Beneficial Interest."

Ownership Limitation.   In order to remain qualified as a REIT under the Tax
Code, five or fewer persons (defined in the Tax Code to include certain entities) cannot own (or deeemed to own) more than 50% in value of our outstanding shares at any time during the last half of any taxable year, other than our first taxable year. To preserve our qualification as a REIT, our Declaration of Trust provides that no person may own more than 9.8% of our issued and outstanding shares of beneficial interest or more than 9.8% of the total equity value of such shares of beneficial interest. The Board of Trustees has the power to exempt a proposed transferee from this ownership limit based on an Internal Revenue Service ruling, an opinion of counsel or other satisfactory evidence that the proposed ownership of Common Shares by the transferee would not result in the termination of our REIT status. If the proposed transfer would violate these limits, the transfer may be void. These ownership restrictions may delay, defer or prevent a transaction or a change in control which could involve an offer for your shares above the then prevailing market price or that you may for other reasons consider to be in your best interest.

Staggered Elections of Trustees. Our Board of Trustees is divided into three classes with staggered terms of three years each. One class is elected each year. These staggered terms may reduce the possibility of an attempt to acquire control of the Company.

Shareholder Rights Plan, Possibility of Additional Share Issuances, Other Matters. We have adopted a Shareholder Rights Plan that could delay, defer or prevent a transaction or a change in control of the Company. See "Description of Shares of Beneficial Interest -- Shareholder Rights Plan." In addition, our Board of Trustees can, without shareholder approval, increase or decrease the aggregate number of shares of beneficial interest of any class that we have authority to issue, issue additional shares of beneficial interest and classify or reclassify any unissued Common Shares and preferred shares of beneficial interest and set the rights, preferences and other terms of those shares. We expect to acquire additional properties in exchange for Units of limited partnership interest in the Operating Partnership on a continuing basis, which Units will be exchangeable for our Common Shares (subject to our right to purchase the Units for cash instead of issuing our Common Shares in exchange for them). Under the Maryland law governing our operations, you will have no preemptive right to acquire any such equity securities. If we issue additional equity securities, your investment may be diluted.

We Would Incur Adverse Tax Consequences if the Company Fails to Qualify as a REIT; Other Tax Risks

Adverse Consequences of Failure to Qualify as a REIT; Limited Management Experience in Maintaining REIT Qualification. We intend to operate so as to qualify as a REIT for federal income tax purposes, but we do not intend to request a ruling from the Internal Revenue Service that we do in fact qualify as a REIT. In our legal counsel's opinion, we are organized in conformity with the requirements for qualification as a REIT (as of the taxable year ended December 31, 1998) and our actual and proposed method of operation (each as we have described them to our counsel) satisfies the requirements for REIT qualification. Our counsel's opinion, however, is not binding on the Internal Revenue Service and is based on our representations as to factual matters and on our counsel's review and analysis of existing law, which includes no controlling precedent.

Our continued qualification as a REIT depends on our ability to meet various requirements concerning, among other things, the ownership of our outstanding shares, the nature of our assets, the sources of our income and the amounts we distribute to shareholders. Our management has limited experience in operating in compliance with these requirements.

If we were to fail to qualify as a REIT for any taxable year, we would not be permitted to deduct the amount we distribute to shareholders from our taxable income and we would have to pay federal income tax (including any alternative minimum tax) at regular corporate rates. Unless entitled to relief under certain Tax Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which our REIT qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. Our Board of Trustees is authorized to revoke our REIT election at any time in response to future economic, market, legal, tax or other considerations.

Other Tax Liabilities. Even if we qualify as a REIT, we are required to pay state and local taxes on our income and property and may also have to pay certain federal taxes. In addition, the net taxable income, if any, from activities conducted through the Management Company referred to herein (see "Cabot Industrial Trust") will be subject to federal and state income tax.

Borrowings May Be Required to Meet REIT Minimum Distribution Requirements. In order to qualify as a REIT, we are generally required to distribute at least 95% of our net taxable income (excluding any net capital gain) to our shareholders. If we fail to meet this requirement we will have to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions are less than the sum of (1) 85% of our ordinary income for that year, (2) 95% of our capital gain net income for that year and (3) 100% of our undistributed taxable income from prior years. We intend to comply with the 95% of net taxable income distribution requirement.

We derive our income primarily from our share of the Operating Partnership's income and the cash available for distribution to our shareholders comes primarily from cash distributions from the Operating Partnership. We may have to borrow funds on a short-term (or possibly on a long-term) basis to meet the 95% of net taxable income distribution requirement and thereby avoid being required to pay the nondeductible excise tax referred to above. This is due to differences in timing between when we actually receive income and pay deductible expenses, and when the income and expenses are included in our taxable income.


We Can Change our Investment, Financing, Distribution and Other Policies Without Your Approval; No Limitation on Debt.

Our Board of Trustees determines our investment, financing and distribution policies, and our policies with respect to all other activities, including growth, capitalization and operations.

Among others, it is our Board's current policy to limit our Debt-to-Total Market Capitalization Ratio to 40%, but our organizational documents do not limit the amount of indebtedness that we may incur without shareholder approval. The Board may amend or revise this policy or any of our other policies without your consent. (Our Debt-to-Total Market Capitalization Ratio is the ratio of our total consolidated and unconsolidated debt to the sum of the market value of all of our outstanding Common Shares and all outstanding Units of the Operating Partnership that we do not own plus our total consolidated and unconsolidated debt.)


Real Estate Investment Risks

General Risks. Real property investments involve various risks. The yields available from equity investments in real estate depend in large part on the amount of rental income earned and capital appreciation generated, as well as operating and other expenses. If our properties do not generate revenues sufficient to meet our operating expenses, including debt service, tenant improvement costs, leasing commissions and other capital expenditures, we may have to borrow additional amounts to cover our fixed costs, and our cash flow and ability to make distributions to shareholders may be adversely affected.

A number of factors may adversely affect our revenues and the value of our properties over time, including: (1) the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates), (2) the perceptions of prospective tenants of the attractiveness, convenience and safety of our properties, (3) our ability to provide adequate management, maintenance and insurance, (4) our ability to collect rent from tenants on a timely basis, (5) the expense of periodically renovating, repairing and reletting spaces in our properties, (6) increasing operating costs (including real estate taxes and utilities) to the extent that such increased costs cannot be passed through to tenants, (7) compliance with environmental and tax laws, (8) interest rate levels and (9) the availability of financing.

Tenant Defaults and Bankruptcy.   We derive the majority of our income from
rental payments. If a significant number of tenants fail to meet their lease obligations, our cash flow will decrease and we may be unable to make expected distributions to our shareholders.

Defaulting tenants may seek bankruptcy protection, which could result in payment delays or the rejection and termination of the tenants' leases. This would reduce our cash flow and the amounts available to distribute to shareholders. In addition, a tenant may suffer business losses which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, our cash flow and the amounts available to us for distribution to our shareholders may decrease.

Operating Risks.   Our properties are subject to operating risks common to
commercial real estate in general, any and all of which may adversely affect occupancy and rental rates. Commercial properties are subject to increases in operating expenses such as cleaning, electricity, heating, ventilation and air conditioning and maintenance, insurance and administrative costs, and other general costs associated with security, landscaping, repairs and maintenance.

While our current tenants are generally obligated to pay a portion of increases in operating costs, there is no assurance that our existing tenants will agree to pay all or any portion of such costs upon renewal of their leases or that new tenants will agree to pay such costs. If operating expenses increase, competition in the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.

Risks of Non-Renewal of Leases and Vacancies. When leases of space in our properties expire, the leases may not be renewed, the related space may not be relet promptly or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than the terms of the expiring leases.

In formulating our annual business plans, we make estimates for renovation and reletting costs that take into consideration our views of both our current and expected future business conditions in our markets. We cannot guarantee that our estimates will prove to be accurate. If we are unable promptly to relet or renew the leases for all or a substantial portion of our space, if the rental rates upon such renewal or reletting are significantly lower than expected rates or if our estimates for these purposes prove inadequate, then our cash flow and ability to make expected distributions to shareholders may be adversely affected.

We May Not Be Able to Meet our Targeted Levels of Leasing Activity, Acquisitions and Development Due to the Highly Competitive Nature of the Industrial Property Markets. Numerous industrial properties compete with our properties in attracting tenants to lease space and additional properties can be expected to be built in the markets in which our properties are located. The number and quality of competitive industrial properties in a particular area will have a material effect on our ability to lease space at the properties or at newly acquired properties and on the rents charged. Some of these competing properties may be newer or better located than our properties.

The industrial real estate investment market is also highly competitive. There are a significant number of buyers of industrial property, including other publicly traded industrial REITs, many of which have significant financial resources. This has resulted in increased competition in acquiring attractive industrial properties. Accordingly, we may not be able to meet our targeted level of property acquisitions and developments due to such competition or other factors which may have an adverse effect on our expected growth in funds from operations.

Possible Environmental Liabilities.   Under various federal, state and local
environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person.

Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials ("ACMs"), into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. As the owner of real properties, we may be potentially liable for any such costs.

Phase I environmental site assessment reports ("Phase I ESAs") were obtained by our original contributing investors in connection with their initial acquisition of the properties or were obtained by us in connection with the transactions resulting in our formation as a publicly traded company. In accordance with our acquisition policies, we have also obtained Phase I ESAs for all of the properties that we have acquired since the date of our formation. The purpose of Phase I ESAs is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. The earliest of the Phase I ESAs for our properties were obtained in 1988 and Phase I ESAs on approximately 19% of the properties were obtained prior to 1995. Commonly accepted standards and practices for Phase I ESAs have evolved to encompass higher standards and more extensive procedures over the period from 1988 to the present.

The Phase I ESAs we obtained for our properties have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any such material environmental liability. It is possible, however, that the Phase I ESAs relating to the properties do not reveal all environmental liabilities. Moreover, future laws, ordinances or regulations may impose material environmental liability or our properties' current environmental condition may be affected by tenants, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks) or by third parties unrelated to us.

We maybe adversely affected by Changes in Laws. Because increases in income or service taxes generally are not passed through to tenants under our leases, such increases may adversely affect our cash flow and our ability to make distributions to our shareholders.

Our properties are also subject to various federal, state and local regulatory requirements and to state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are in material compliance with all such regulatory requirements. However, new requirements may be imposed which would require us to make significant unanticipated expenditures and could have an adverse effect on our cash flow and ability to make expected distributions to shareholders.

We could be adversely affected if hazard losses on our properties exceed the amount of our insurance coverage or are not covered by Insurance. We carry commercial general liability insurance, standard "all-risk" property insurance, and flood and earthquake (where appropriate) and rental loss insurance with respect to our properties with policy terms and conditions customarily carried for similar properties. However, our insurance is subject to normal limitations on the amount of coverage and certain types of losses (such as from wars or from earthquakes for properties located in California) may be either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of the amount of our insurance coverage occur, we could lose the capital invested in a property, as well as the anticipated future revenue from that property, and we would continue to be obligated on any mortgage indebtedness or other obligations related to the property.

In light of the California earthquake risk, California building codes have since the early 1970's established construction standards for all new buildings and also contain guidelines for seismic upgrading of existing buildings that are intended to reduce the possibility and severity of loss from earthquakes. The construction standards and upgrading, however, do not eliminate the possibility of earthquake loss. It is our current policy to obtain earthquake insurance if available at acceptable cost. As of December 31, 1998, all of our 50 properties located in California are covered by earthquake insurance. At December 31, 1998, seismic upgrading has been completed on 11 of the California properties and seismic upgrading is expected to be completed on ten additional California properties within nine months from the date of this prospectus. We currently maintain blanket earthquake insurance coverage for all properties located outside California in amounts we believe to be reasonable.

Possible Adverse Effects of Illiquidity of Real Estate Investments.   Equity
real estate investments are relatively illiquid. Such illiquidity will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, the Tax Code limits a REIT's ability to sell properties held for fewer than four years, which may affect our ability to sell properties without adversely affecting returns to common shareholders.

Possible Adverse Effects of Acquisition, Development and Construction Activities. We intend to acquire existing industrial properties to the extent that they can be acquired on advantageous terms and meet our investment criteria. These acquisitions will entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected, the risk of unexpected liabilities and the risk that necessary property improvement costs may be greater than we estimated in deciding to acquire a property.

We also intend to grow through the selective development and construction of industrial properties, including build-to-suit properties and speculative development, as suitable opportunities arise. The risks associated with such real estate development and construction activities include: (1) the risk that we may find it necessary to abandon development project activities after expending significant resources to determine their feasibility, (2) the construction cost of a project may exceed our original estimates, (3) occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable, (4) financing may not be available on favorable terms for development of a property and (5) the construction and lease-up of a property may not be completed on schedule, which would result in increased debt service and construction costs. Development activities are also subject to the risks of failing to obtain, or delays in obtaining, necessary zoning, land-use, building occupancy and other required governmental permits and authorizations. In addition, new development activities may require a substantial portion of our management's time and attention.


Conflicts of Interest

Limitations on the Company's Remedies for Breaches of Representations and Warranties. The investors who contributed properties or other assets to us in the transactions resulting in our formation as a publicly traded REIT (the "Formation Transactions"), including our senior executive officers, each made certain representations and warranties in the Contribution Agreement entered into among such investors in connection with the Formation Transactions. Such representations and warranties, related, among other things, to their authority to enter into the Formation Transactions, their ownership of the properties or other assets contributed by them, the absence of certain liabilities and other matters relating to the properties and such assets. The liability of the contributing investors in the event of breach of any of such representations and warranties or breach of other provisions of the Contribution Agreement was, with certain limited exceptions, limited to claims for indemnification made within one year after the February 4, 1998 consummation of the Formation Transactions. In addition, such indemnification obligations are subject to an overall limitation under the Contribution Agreement equal to the value of the Units or Common Shares received in the Formation Transactions ($20 per Unit or Common Share) and are subject to the further limitation that any such indemnification obligation relating to a specific property is limited to the contribution value assigned to such property by the parties in the Contribution Agreement. The obligation to make any such indemnification payments may be satisfied by making cash payments or by delivering Common Shares or Units, valued at the then market price for Common Shares, to the Company.

Possible Differing Objectives Between Certain Officers and the Company Relating to Sales of Properties. As holders of Units, certain of our senior executive officers, including Ferdinand Colloredo-Mansfeld, who is the Company's Chairman of the Board of Trustees and Chief Executive Officer, have unrealized taxable gains associated with their interests in the properties and assets they contributed to the Operating Partnership in the Formation Transactions. Because such officers may incur different and more adverse tax consequences than other investors upon the sale of those properties and assets, they may have different views regarding the appropriate pricing and timing of any sale of such properties. While the full Board of Trustees has the ultimate authority to determine whether and on what terms to sell our properties, such officers could have an incentive to discourage sale of such properties even though such sales might be financially advantageous for the Company and its other shareholders.

Influence of Significant Shareholders, Trustees and Executive Officers.   Our
senior management beneficially owns approximately 3.8% of the outstanding Common Shares (assuming the exchange of all Units not held by the Company for Common Shares). The IBM Retirement Plan Trust, the New York State Teachers' Retirement System and the Pennsylvania Public School Employes' Retirement System beneficially own approximately 23.6%, 13.7% and 12.7%, respectively, of the outstanding Common Shares (assuming the exchange of all Units not held by the Company for Common Shares). These investors could have a significant influence on our operations and the outcome of matters submitted to a shareholder vote vote and could, were they to agree to act in concert with each other, exercise effective control over our affairs. Management is not aware of any such agreements among these or any other investors.

Conflicts Relating to the Operating Partnership.   As the general partner of the
Operating Partnership, Cabot Industrial Trust owes fiduciary duties to the Operating Partnership's limited partners. Discharging these fiduciary duties could conflict with its shareholders' interests. Pursuant to the Operating Partnership Agreement, however, the limited partners have acknowledged that we are acting both on behalf of our shareholders and, in our capacity as general partner of the Operating Partnership, on behalf of the limited partners. The limited partners have agreed in the Operating Partnership Agreement that we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause the Operating Partnership to take (or to decline to take) any actions.


Increases in Market Interest Rates May Adversely Affect the Market Price of the Common Shares

One of the factors that influence the market price of our Common Shares is the annual rate of distributions that we pay on the Common Shares, as compared with the market interest rates. An increase in market interest rates may lead purchasers of REIT shares to demand higher annual distribution rates, which could adversely affect the market price of the Common Shares unless we are able to increase our distributions on outstanding Common Shares and elect to do so.


Shares that Become Available for Future Sale May Adversely Affect the Market Price of the Common Shares

Substantial sales of Common Shares, or the perception that such sales may occur, could adversely affect the prevailing market prices of the Common Shares. At December 31, 1998, the Company had 9,625,000 outstanding Common Shares that were not subject to contractual restrictions on transfer, including the Common Shares covered by this prospectus that are held by the institutional investors named herein and 8,625,000 Common Shares that were issued to the public in the Company's initial public offering. A total of 31,661,648 additional Common Shares (including 8,961,764 Common Shares outstanding at December 31, 1998 and 22,699,884 Common Shares that are issuable on conversion of Units in the Operating Partnership that were outstanding at that date) that were subject to an initial one-year contractual prohibition on transfer (with certain exceptions), become transferable free of such prohibition on February 4, 1999, but will remain subject to certain more limited restrictions on the volume or manner of resales of such shares for an additional one-year period. A total of 2,154,036 additional Common Shares covered by this prospectus that are issuable on conversion of Units in the Operating Partnership will not be transferable (with certain exceptions) until February 4, 2000. In addition, the Company has reserved a total of 4,347,500 Common Shares for issuance pursuant to options to be granted to employees, officers and Trustees under its Long Term Incentive Plan, of which 3,143,815 shares are subject to options that have been granted to date, subject to four-year vesting schedules. We are not able to assess the extent to which perceptions of possible future sales of any of the above described Common Shares have affected the prevailing market prices of the Common Shares to date or may do so from time to time hereafter.


Real Estate Financing Risks

Debt Financing and Potential Adverse Effects on Cash Flows and Distributions.
As a result, among other things, of the annual income distribution requirements applicable to REITs under the Tax Code, we have relied to a significant extent on borrowings to fund acquisitions, capital expenditures and other items and expect to continue to do so. We are therefore subject to real estate and general financing risks, including changes from period to period in the availability of such financing, the risk that our cash flow may not cover both required debt service payments and distributions to our shareholders, and the risk we will not be able to refinance indebtedness secured by properties or that the refinancing terms will be unfavorable. If we do not make mortgage payments, the property or properties subject to such mortgage indebtedness could be foreclosed upon by or transferred to the lender. As a result, we would lose income and asset value.

Rising Interest Rates. We have a variable interest rate bank credit facility that permits us to borrow up to $325 million for property acquisitions and other purposes, and we may incur additional variable rate indebtedness in the future. Variable-rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts available to distribute to our shareholders. While we have entered into hedging arrangements that are intended to reduce our exposure to rising interest rates and may enter into additional arrangements for that purpose in the future, changes in interest rates will still affect our business and results of operations.


ERISA Risks

The Employee Retirement Income Security Act of 1974 ("ERISA") and Section 4975 of the Tax Code prohibit certain transactions that involve an employee retirement plan that is subject to ERISA and a "party in interest" or "disqualified person" with respect to the plan (collectively referred to herein as a "party in interest") unless there is an applicable exemption to such prohibition. Cabot Partners (our sponsor and organizer) was a party in interest with respect to one ERISA plan that was a contributing investor in the Formation Transactions. It is not clear that the Formation Transactions would have constituted a prohibited transaction with respect to that plan. Nevertheless, the plan informed Cabot Partners that it was relying on Prohibited Transaction Exemption 84-14 ("PTE 84-14") and retained a qualified professional asset manager ("QPAM") to decide whether or not to participate in the Formation Transactions. The applicability of that exemption in certain circumstances has been questioned by the Department of Labor. If it were ultimately determined that the Formation Transactions constituted a prohibited transaction with respect to the plan, and also that PTE 84-14 did not apply to the plan's participation in the Formation Transactions, then sanctions could be imposed on Cabot Partners and the fiduciaries of the plan that could include reallocation of Units between Cabot Partners and the plan or other remedies, possibly including rescission of the property transfers from the plan, for the purpose of putting the plan in a financial position not worse than that in which it would have been if the parties had acted in accordance with the requirements of ERISA. Cabot Partners and the Company received an opinion from Mayer, Brown & Platt in connection with the Formation Transactions that PTE 84-14 applied to the Formation Transactions with respect to the plan, but, such opinion is not binding on the Department of Labor, the Service or any court.

                            Cabot Industrial Trust

We are an internally managed, fully integrated real estate company formed to continue to expand the national industrial real estate business of Cabot Partners Limited Partnership ("Cabot Partners"). We commenced operations in our current form upon completion of our initial public offering on February 4, 1998. At December 31, 1998, we owned 206 properties located in 21 states throughout the United States and containing approximately 28.0 million rentable square feet. These properties were approximately 97% leased to 414 tenants at that date, with no single tenant accounting for more than 4.0% of our total annualized base rent.

We own and operate a diversified portfolio of bulk distribution, multitenant distribution and "workspace" (light assembly and flex/R&D) properties and have a significant presence in targeted markets across the United States. We believe our geographic and property diversification and substantial presence in multiple markets is a strategic advantage that allows us to serve industrial space users with multiple site and property type requirements, compete more effectively in our chosen markets, and respond quickly to acquisition opportunities across the country.

Substantially all of our properties and other assets are held by, and our operations are conducted primarily through the Operating Partnership which is a Delaware limited partnership (the "Operating Partnership"). We are the sole general partner, and thereby control the operations, of the Operating Partnership and held an approximate 42.7% ownership interest therein as of December 31, 1998. The Operating Partnership receives substantially all of the economic benefit of the real estate investment management business carried on by Cabot Advisors, Inc. (the "Management Company") by virtue of its ownership of all of the Management Company's outstanding preferred stock. Unless otherwise, indicated or the context requires otherwise in this prospectus, the terms "Cabot," the "Company," "we," "us," "our" or similiar references mean Cabot Industrial Trust and its subsidiaries, including the Operating Partnership and its subsidiaries. Our executive offices are located at Two Center Plaza, Suite 200, Boston, Massachusetts 02108 and our telephone number at that address is
(617) 723-0900.

                                Use of Proceeds

We will not receive any of the proceeds from sales of Common Shares covered by this prospectus.

                             Selling Shareholders

The following table lists the Selling Shareholders and the maximum number of Common Shares that each may sell pursuant to this prospectus. Each Selling Shareholder listed below may sell all, some or none of the shares listed for such Selling Shareholder. The number of shares listed constitutes all the Common Shares currently held by each shareholder. The Selling Shareholders may also purchase Common Shares from time to time. No estimate can be made of the number of Common Shares that may be sold by the respective Selling Shareholders or of the number of Common Shares that will be owned by them at the completion of sales of Common Shares pursuant to this prospectus.



                                                                                       Common
                                                                                       Shares
                                                                                  that May Be
Selling Shareholder                                                            Sold Hereunder
-------------------                                                            --------------
Robert M. Angland(1)                                                                   12,988
Morgan Stanley Real Estate Special Situations Real Estate Investors, L.P.              17,185
MS Real Estate Special Situations Inc.                                                 44,768
Morgan Stanley Real Estate Special Situations Fund I, L.P.                            202,020
Morgan Stanley Real Estate Special Situations Fund II, L.P.                           269,360
Stichting Bedrijspensioenfonds voor de Metaalnijverheid                               133,333
Stichting Pensioenfonds ABP                                                           200,000

MS Special Funds Pte. Ltd.                                                            133,334

--------------
(1) Mr. Angland retired from his position as an officer of Cabot Partners, which was the sponsor and organizer of the Company, in December 1997.

The Common Shares covered by this prospectus were sold by us to the Selling Shareholders in private placement transactions pursuant to Purchase Agreements dated December 1997 and February 1998 or, in the case of Mr. Angland, were issued upon exchange of Units issued in connection with the Company's formation and initial public offering that was completed on February 4, 1998. We agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions, fees and expenses of counsel to the Selling Shareholders and transfer taxes) in connection with the registration and sale of the Common Shares sold to the Selling Shareholders pursuant to the Purchase Agreements.

                             Plan of Distribution

The Selling Shareholders may sell Common Shares covered by this prospectus from time to time in transactions on the New York Stock Exchange, in underwritten offerings, in negotiated transactions or otherwise, and may conduct such transactions directly or through underwriters, dealers or agents. The Common Shares may be sold at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any brokers or dealers used in such sales may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Common Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. Such compensation to a particular broker or dealer may exceed customary brokerage commissions.

Any brokers, other agents or dealers that participate in sales of Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive or any profit they realize on the resale of Common Shares may be deemed underwriting commissions or discounts under the Securities Act.

The Selling Shareholders may enter into hedging transactions through or with brokers or dealers, and the brokers or dealers may engage in short sales of the Common Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may sell the Common Shares short and deliver the Common Shares to close out such short positions. The Selling Shareholders also may enter into option or other transactions through or with brokers or dealers that involve the delivery of Common Shares to the brokers or dealers, who may then resell or otherwise transfer such Common Shares. The Selling Shareholders also may loan or pledge Common Shares to a broker or dealer and the broker or dealer may sell the Common Shares so loaned or upon a default may foreclose upon and sell or otherwise transfer the pledged shares.

We have agreed to indemnify the Selling Shareholders and the underwriters of their shares, if any, against certain liabilities, including liabilities arising under the Securities Act.

                 Description of Shares of Beneficial Interest


General

Our Declaration of Trust currently provides that we may issue up to 150,000,000 shares of beneficial interest, which may consist of Common Shares and preferred shares of beneficial interest ("Preferred Shares"), each with a par value of $.01 per share, in any combination. We have issued no Preferred Shares to date. As permitted by Maryland law, the Declaration of Trust permits our Board of Trustees, without shareholder consent, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

The Declaration of Trust authorizes the Board of Trustees to classify any unissued shares of beneficial interest and to reclassify any previously classified but unissued shares of beneficial interest of any series from time to time in one or more series. Prior to the issuance of shares of each series, the Board is required by Maryland law and our Declaration of Trust to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, if any, for each such series.

Both Maryland law and our Declaration of Trust provide that no shareholder will be personally liable for the Company's obligations solely as a result of such shareholder's status as a shareholder. The Declaration of Trust further provides that we will indemnify and hold each shareholder harmless against any claim or liability to which the shareholder may become subject by reason of such shareholder's being or having been a shareholder or former shareholder, subject to such shareholder providing prompt notice of the claim or liability, and will also pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any claim or liability unless, in either case, it is established by a court that such claim or liability arose out of such shareholder's bad faith, willful misconduct or gross negligence. In addition, it is our policy to include provisions in our contracts to the effect that our shareholders assume no personal liability for obligations entered into on our behalf. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liabilities, judicial decisions relating to business trusts organized under the laws of certain jurisdictions other than Maryland might be asserted in such jurisdictions as a basis for personal liability of shareholders to the extent that we do not satisfy any such claims. We carry public liability insurance in amounts that we consider adequate. Any risk of personal liability to shareholders is therefore limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.


Common Shares

All of the Common Shares covered by this prospectus are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any series of Preferred Shares that we may issue and to the provisions of our Declaration of Trust regarding the restrictions on transfer of Common Shares described below, holders of Common Shares are entitled to receive dividends on such shares if, as and when authorized and declared by our Board of Trustees out of assets legally available therefor and to share ratably in the assets legally available for distribution to our shareholders after payment of, or adequate provision for, all our known debts and liabilities in the event of the liquidation, dissolution or winding-up.

Each outstanding Common Share entitles the holder of such Common Share to one vote on all matters submitted to a vote of shareholders, including the election of Trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of our Common Shares possess the exclusive voting power with respect to matters that require or are submitted for shareholder approval. Cumulative voting is not permitted in the election of Trustees. The absence of cumulative voting means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election and the holders of the remaining shares will not be able to elect any Trustees. Holders of Common Shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities that we may issue. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of all Common Shares (see below), Common Shares have equal dividend, distribution, liquidation and other rights.

Under Maryland law, a Maryland real estate investment trust is generally not permitted to amend its declaration of trust or merge without the approval of shareholders holding at least two-thirds of the shares entitled to vote on the matter, or such lesser percentage of such shares as is set forth in the real estate investment trust's declaration of trust (but not less than a majority of all the votes entitled to be cast on the matter). Our Declaration of Trust provides for approval by a majority of the votes cast by the holders of our outstanding Common Shares entitled to vote on the matter in all situations permitting or requiring action by the shareholders, except with respect to: (1) the election of Trustees (which, under our Bylaws, requires a plurality of all the votes cast at a shareholders' meeting at which a quorum is present), (2) the removal of Trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding shares of beneficial interest entitled to vote generally in the election of Trustees, which action can only be taken by vote at a shareholder meeting), (3) our merger with or into another entity, consolidation or sale (or other disposition) of all or substantially all of our assets (which requires the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the matter, which action can only be taken by vote at a shareholder meeting), and (4) our dissolution (which requires the affirmative vote of two-thirds of the outstanding shares). As allowed under Maryland law, our Declaration of Trust permits the

Trustees, acting by a two-thirds vote, to amend the Declaration of Trust from time to time to qualify as a real estate investment trust under the Tax Code or Maryland law without the approval of our shareholders.


Shareholder Rights Plan

On June 11, 1998, our Board of Trustees declared a dividend of one preferred share purchase right for each Common Share outstanding, payable to common shareholders of record at the close of business on July 15, 1998. The holders of any additional Common Shares issued after that date and before the redemption or expiration of the purchase rights are also entitled to receive one purchase right for each such additional Common Share issued. Each purchase right entitles the holder, under certain circumstances, to purchase one one-hundredth of a share of a series of participating preferred shares, par value $.01 per share (the "Participating Preferred Shares") at a price of $85.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. The purchase rights will become exercisable if a person or group of persons (an "Acquiring Person") (1) acquires 15% or more of our outstanding Common Shares or
(2) announces a tender offer or exchange offer for 15% or more of our outstanding Common Shares or (3) files a document with a governmental agency regarding any transaction or series of transactions that would result in such person or persons becoming the beneficial owner of 15% or more of our outstanding Common Shares. Certain existing holders of Common Shares specified in the Rights Agreement referred to below (the "Grandfathered Persons") who may be deemed to have beneficially owned 15% or more of our outstanding Common Shares as of the date of the initial distribution of the purchase rights will not be deemed, however, to be Acquiring Persons unless they become the beneficial owner of an additional 1% of our outstanding Common Shares without our prior written approval. The terms of the purchase rights are set forth in a Rights Agreement, dated as of June 11, 1998, as amended, between Cabot and BankBoston, N.A., as Rights Agent.

If any person or group of affiliated or associated persons becomes an Acquiring Person, each purchase right other than purchase rights held by the Acquiring Person will entitle the holder to purchase, at the purchase right's then current exercise price, a number of Common Shares having a market value equal to twice the purchase right's exercise price. If we are acquired pursuant to a merger or other business combination, or if 50% or more of our consolidated assets or earning power is sold after any person or group has become an Acquiring Person, the purchase rights will entitle each holder to purchase, at the purchase right's then current exercise price, a number of the acquiring company's common shares having a market value equal to twice the purchase right's exercise price. The purchase rights will expire on June 11, 2008 and, prior to the time they become exercisable, are subject to redemption in whole, but not in part, at a price of $.01 per purchase right payable in cash, common shares or any other form of consideration determined by our Board of Trustees. In addition, we have the right under certain circumstances to exchange each purchase right that has become exercisable for one newly issued Common Share.


Restrictions on Transfer

To qualify as a REIT under the Tax Code, we must meet certain requirements concerning the ownership of our outstanding shares of beneficial interest. Specifically, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly (taking into account certain attribution rules), by five or fewer individuals (as defined in the Tax Code to include certain entities) at any time during the last half of a taxable year (other than the first year we elected to be taxed as a REIT), and 100 or more persons must be beneficial owners of our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

To assist us in meeting the above requirements, the Declaration of Trust provides, subject to certain exceptions described below, that no person may own, or be deemed to own by virtue of the ownership attribution or "deemed ownership" provisions of the Tax Code, more than 9.8% of our issued and outstanding shares or 9.8% of the total value of such shares (the "Ownership Limit"). Any transfer of Common Shares or Preferred Shares that would result in any person owning, directly or indirectly (taking into account certain attribution rules), more Common Shares or Preferred Shares than permitted by the Ownership Limit, or would result in our

Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any special rules of attribution or "deemed ownership" under the Tax Code), or would result in the Company being "closely held" within the meaning of Section 856(h) of the Tax Code, will be null and void, and the intended transferee will acquire no rights in such Common or Preferred Shares.

Subject to certain exceptions described below, if any purported transfer of Common or Preferred Shares would result in any person owning, directly or indirectly (taking into account certain attribution rules), more Common or Preferred Shares than permitted by the Ownership Limit, would result in our Common Shares being owned by fewer than 100 persons or would result in the Company being "closely held" within the meaning of Section 856(h) of the Tax Code, the Common or Preferred Shares exceeding the Ownership Limit will be designated as "excess shares" and will be deemed to be automatically transferred to a trust (the "Share Trust") effective as of the close of business on the business day before the purported transfer of such excess Common or Preferred Shares. The record holder of the Common or Preferred Shares that are designated as excess shares (the "Purported Transferee") will have no rights in such shares except as described below. We will designate the trustee of the Share Trust (the "Share Trustee"), but the designee will not be affiliated with us. We will name one or more charitable organizations as beneficiaries of the Share Trust.

Excess shares will remain issued and outstanding Common or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the excess shares and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all excess shares. At our direction, the Share Trustee must transfer the shares held in the Excess Share Trust to a person whose ownership of the shares will not violate the Ownership Limit. Such transfer must be made within 60 days after the latest of the date of the transfer that resulted in such excess shares and the date that our Board of Trustees determines in good faith that a transfer resulting in excess shares has occurred, if we do not receive notice of such transfer. Upon such a transfer, which is subject to our waiving our purchase right described below, the Purported Transferee generally will receive from the Share Trustee the lesser of the price per share such Purported Transferee paid for the Common or Preferred Shares that were designated as excess shares (or, in the case of a gift or devise, the market price (as defined below) per share on the date of such transfer) and the price per share received by the Share Trustee from the sale of such excess shares. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Purported Transferee will be distributed to the Beneficiary.

The excess shares will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that created such excess shares (or, in the case of a gift or devise, the market price per share on the date of such transfer) and the market price per share on the date that we accept, or our designee accepts, such offer. We have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such excess shares and the date we determine in good faith that a transfer resulting in such excess shares occurred.

"Market price" means the last sales price reported on the New York Stock Exchange for a particular class of shares on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price for such class of shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on or through which such class of shares may be traded, or if not then traded on or through any exchange or quotation system, then the market price of such class of shares on the relevant date as determined in good faith by our Board of Trustees.

Any person who acquires or attempts to acquire Common Shares or Preferred Shares in violation of the foregoing restrictions, or any person who owned Common or Preferred Shares that were transferred to a Share Trust, will be required to give us immediate written notice of such event or, in the event of a proposed or attempted transfer, must give at least 15 days prior written notice of such event, and will be further required to provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our REIT status.

The Declaration of Trust requires all persons who own, directly or indirectly, more than 5% (or such lower percentage as may be required pursuant to the regulations adopted under the Tax Code) of the number or value of the outstanding Common and Preferred Shares, within 30 days after January 1 of each year, to provide to us a written statement of the name and address of such direct or indirect owner, the number of Common and Preferred Shares owned directly or indirectly by such person and a description of how such shares are held. In addition, each direct or indirect shareholder must provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our REIT status and to ensure compliance with the Ownership Limit.

The Ownership Limit generally will not apply to the acquisition of Common Shares or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon such other conditions as the Board may direct, may exempt a person from the Ownership Limit under certain circumstances. However, the Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, of shares of beneficial interest in excess of the Ownership Limit would result in the termination of our REIT status. The foregoing restrictions will continue to apply until the Board determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

The Ownership Limit could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for the Common Shares or that might for other reasons be considered by shareholders to be in their best interest.

All certificates representing our Common or Preferred Shares are required to bear a legend referring to the restrictions described above.


                        Federal Income Tax Consequences

We intend to operate in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Tax Code. We can give no assurance, however, that such requirements will be met. The following summarizes the federal income tax considerations for the Company and our shareholders with respect to our treatment as a REIT. The information below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is based on the opinion of Mayer, Brown & Platt. Mayer Brown & Platt has served as counsel to the Company regarding the material federal income tax consequences relevant to purchasers of the common shares.

Based on the matters described below, in the opinion of Mayer, Brown & Platt, we have been organized in conformity with the requirements for qualification as a REIT, beginning with our taxable year ended December 31, 1998, and our actual and proposed method of operation (as we represented to Mayer, Brown & Platt) will enable us to continue to satisfy the requirements for such qualification. Their opinion is based on certain assumptions relating to the organization and operation of the Company, the Operating Partnership and the Management Company. These assumptions include: (1) that the Formation Transactions were consummated in accordance with the operative documents therefor, (2) that such documents accurately reflect the material facts of such transactions, (3) that the Company, the Operating Partnership and the Management Company will each be operated in the manner described in their applicable organizational documents and in representations we have given to Mayer, Brown & Platt, and (4) that all terms and provisions of such documents will be complied with by all parties involved. Their opinion is also conditioned upon certain representations made to them in reference to certain factual matters relating to our organization. In addition, this opinion is based on the law existing and in effect on this date. Our qualification and taxation as a REIT will depend on compliance with such law existing and in effect on this date and as the same may be later amended. Our qualification and taxation as a REIT will further depend upon our ability to meet, on a continuing basis through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Tax Code discussed below. Counsel will not review compliance with these tests on a continuing basis and no assurance can be given that we will satisfy such tests on a continuing basis.

In brief, a corporation that invests primarily in real estate can claim a tax deduction for the dividends it pays to its shareholders as long as it meets the REIT provisions of the Tax Code described below. Such a corporation generally is not taxed on its "REIT taxable income" to the extent such income is currently distributed to shareholders. This substantially eliminates the "double taxation" (i.e., at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. Further, if the entity fails to qualify as a REIT in any year, it will not be able to deduct any portion of the dividends it paid to its shareholders. Thus it would be subject to full federal income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders. See "--Taxation of the Company-- General" and "--Taxation of the Company--Failure to Qualify."

Our Board of Trustees currently believes that we have operated and will operate in a manner that permits us to elect (and that we will timely and effectively elect) REIT status for our taxable year ended December 31, 1998 and in each taxable year after that. There can be no assurance, however, that this expectation will be fulfilled for the following reasons. Qualification as a REIT depends on our continuing to satisfy the numerous asset, income and distribution tests described below, which in turn will depend on our operating results.

The following summary is based on the Tax Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department ("Treasury") regulations. Subsequent changes to any of these may affect the tax consequences described here, possibly on a retroactive basis. The following summary neither exhausts all possible tax considerations, nor gives a detailed discussion of any state, local, or foreign tax considerations, nor discusses all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

Taxation of Company

General. In any year in which we qualify as a REIT, we will generally not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. Under recently enacted legislation and to the extent we elect to retain and pay income tax on our net long-term capital gains, shareholders are required to include their proportionate share of the Company's undistributed long-term capital gain in income. However, they receive a credit for their share of any taxes paid on such gain by the Company.

Notwithstanding our qualification as a REIT, we may also may be subject to taxation in certain other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test (discussed below), but maintain our qualification as a REIT (because certain other requirements are met), we will be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction" (as described below). If we have net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business, or if we have other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gains, such retained amounts will be treated as distributed for purposes of the 4% excise tax. We may also be subject to the corporate alternative minimum tax, as well as to tax in certain situations not presently contemplated. Our Management Company will be taxed on its income at regular corporate rates. We will use the calendar year both for federal income tax purposes, as is required of a newly organized REIT, and for financial reporting purposes.

  REIT Qualification Requirements. In order to qualify as a REIT, we must meet, among others, the following requirements:

Share Ownership Tests. Our shares of beneficial interest (which term, in our case, currently means the Common Shares) must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly and including the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. These share ownership requirements need not be met until the second taxable year of the Company for which a REIT election is made. As we have represented to Mayer, Brown & Platt, we have satisfied and will continue to satisfy these requirements.

In order to attempt to ensure compliance with the foregoing share ownership tests, we have placed certain restrictions on the ownership and transfer of the shares of beneficial interest. This should prevent additional concentration of stock ownership. Moreover, to show evidence of compliance with these requirements, Treasury regulations require us to maintain records which disclose the actual ownership of our outstanding shares of beneficial interest and such regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares of beneficial interest. The statements must disclose the actual owners of such shares of beneficial interest (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A shareholder failing or refusing to comply with the written demand must submit with his tax return a similar statement, disclosing the actual ownership of shares of beneficial interest and certain other information. In addition, our Declaration of Trust provides restrictions regarding the ownership and transfer of shares of beneficial interest that are intended to assist us in continuing to satisfy the share ownership requirements. See "Description of Common Shares--Restrictions on Transfer."

Asset Tests. At the close of each quarter of our taxable year, we must satisfy two tests, which relate to the nature of our assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed:

     (1) in the case of securities of any one non-government issuer, 5% of the value of our total assets (the "Value Test"); or

     (2) 10% of the outstanding voting securities of any one such issuer (the "Voting Stock Test").

As we have represented to Mayer, Brown & Platt, we have and will satisfy the 75% asset test, the Value Test, and the Voting Test at the close of each quarter of our taxable years ended 1998 and afterwards. Where we invest in a partnership (such as the Operating Partnership), we will be deemed to own a proportionate share of the partnership's assets. The partnership interest does not constitute a security for purposes of these tests. See "--Tax Aspects of the Company's Investments in Partnerships--General." Accordingly, our investment in the properties through our interest in the Operating Partnership is intended to constitute an investment in qualified assets for purposes of the 75% asset test.

The Operating Partnership owns 100% of the non-voting preferred stock of the Management Company. By virtue of our partnership interest in the Operating Partnership, we are deemed to own initially a pro rata share of such non-voting preferred stock. Because the Operating Partnership owns none of the voting common stock of the Management Company, and because the non-voting preferred stock's approval right is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, we believe the Voting Stock Test should be satisfied.

Based upon the analysis of the estimated value of the stock of the Management Company (owned by the Operating Partnership) relative to the estimated value of the total assets (owned by the Operating Partnership), we believe that our pro rata share of the stock of the Management Company (held by the Operating Partnership) does not exceed on the date of this prospectus 5% of the value of our total assets. In rendering its opinion as to our qualification as a REIT, Mayer, Brown & Platt is relying on our representations to such effect with respect to the value of such stock and assets.

The Value Test must be satisfied at the end of any quarter in which we increase our interest in the Management Company or acquire other property. If any limited partner exercises its conversion option to exchange Units for Common shares, we will thereby increase our proportionate (indirect) ownership interest in the Management Company. This will require us to meet the Value Test in any quarter in which such conversion option is exercised. A similar result will follow in the case of any exchange of Units by employees of the Operating Partnership or the Management Company that they received pursuant to our Long Term Incentive Plan. We plan to take steps to ensure that the Value Test is satisfied for any quarter in which retesting is to occur. However, we cannot give assurance that such steps will always be successful and will not require a reduction in the Operating Partnership's overall interest in the Management Company.

Gross Income Tests. There are two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership, we will be treated as receiving our share of the income and loss of the partnership. The gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. See "--Tax Aspects of the Company's Investments in Partnerships--General" below. The two tests are separately described below:

     The 75% Test.   At least 75% of our gross income for the taxable year must be "qualifying income."  Qualifying income generally includes:

     (1)       rents from real property (except as modified below);

     (2) interest on obligations secured by mortgages on, or interests in, real property;

     (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property bought primarily for sale to customers in the ordinary course of our trade or business ("dealer property");

     (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

     (5)       abatements and refunds of real property taxes;

     (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); and

     (7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

Rents received from a customer will not, however, qualify as rents from real property in satisfying the 75% gross income test (or the 95% gross income test described below) if we own or are deemed to own, or an owner or deemed owner of 10% or more of the Company owns, directly or constructively 10% or more of such customer. If the portion of any rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of such rent will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for the 75% and 95% gross income tests, if it is based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage, or percentages, of receipts or sales. Finally, for rents received to qualify as rents from real property for the 75% and 95% gross income tests, we generally must not operate or manage the property, or furnish or render services to customers other than through an "independent contractor" from whom we derive no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience of the amounts received with respect for such services do not exceed 1% of all amounts received or accrued, directly or indirectly, by us during the taxable year with respect for such property."

We monitor our operations in the context of these standards so as to satisfy the 75% and 95% gross income tests and have represented to Mayer, Brown & Platt that we have and will satisfy these tests for our taxable years ended 1998 and afterwards. The Operating Partnership provides certain services at the properties that it owns and may provide such services at any newly acquired properties of the Operating Partnership. We believe that for purposes of the 75% and 95% gross income tests, the services provided at such properties (and any other services and amenities provided by the Operating Partnership or its agents) are or will be of the type, which is usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience. Mayer, Brown & Platt, in rendering its opinion as to our qualification as a REIT, is relying on our representations to that effect. We intend that independent contractors will perform services that cannot be provided directly by the Operating Partnership, the Management Company or other agents. We anticipate that the dividend income on our indirect investment in the Management Company will not cause us to fail the 75% gross income test.

     The 95% Test. In addition to deriving 75% of our gross income from the sources above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations (not collateralized by an interest in real property) are included for purposes of the 95% test, but not for purposes of the 75% gross income test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge our indebtedness incurred or to be incurred (and any gain from the sale or other disposition of these instruments) are treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We closely monitor our non-qualifying income and anticipate that non-qualifying income from other activities will not result in our failing to satisfy either the 75% or 95% gross income test.

To determine whether we comply with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A sale of dealer property (excluding foreclosure property) is a "prohibited transaction", except that a sale of property will not be a prohibited transaction if we hold such property for at least four years, and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of the Company-- General" and "--Tax Aspects of the Company's Investments in Partnerships--Sale of Properties."

We believe that, for purposes of both the 75% and the 95% gross income tests, our investment in properties through the Operating Partnership in major part gives rise to qualifying income in the form of rents. We also believe that gains on sales of the properties, or of our interest in the Operating Partnership, generally will also constitute qualifying income.

Even if we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under certain provisions of the Tax Code. These relief provisions will generally be available if:

     (1) our failure to comply is due to reasonable cause and not to willful neglect;

     (2) We report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

     (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Annual Distribution Requirements. In order to qualify as a REIT, we are required to distribute dividends to our shareholders each year in an amount at least equal to: (1) the sum of (x) 95% of our REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and
(y) 95% of the net income (after tax), if any, from foreclosure property, minus
(2) the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year, if they are declared before we timely file our tax return for such year and if they are paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements, as described in the first sentence of the preceding paragraph. We have represented to Mayer, Brown & Platt that we have and will satisfy these distribution requirements for our taxable years ended 1998 and afterwards. In this regard, the Operating Partnership Agreement authorizes us in our capacity as general partner to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet the distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement. This may be due to timing differences between the actual receipt of income and actual payment of expenses on the one hand and the inclusion of such income and deduction of such expense (in computing our REIT taxable income) on the other hand. Additionally, this may be due to the Operating Partnership's inability to control cash distributions (relating to any properties over which it does not have decision making control), or for other reasons. We will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) to satisfy the distribution requirement. However, we cannot assure that such borrowing would be available at such time.

If we fail to meet the 95% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will they generally be required to be made under the Tax Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and subject to certain limitations in the Tax Code. Also, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Tax Aspects of Our Investments in Partnerships

General. We hold a partnership interest in the Operating Partnership. In general, a partnership is a "pass-through" entity which is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partner received a distribution from the partnership. We will include our proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of our REIT taxable income. See "--Taxation of the Company--General" and "--Gross Income Tests."

Each partner's share of a partnership's tax attributes is determined in accordance with the partnership agreement although, the allocations will be adjusted for tax purposes if they do not comply with tax technical provisions of Tax Code Section 704(b) and the regulations under Tax Code Section 704(b). The Operating Partnership's allocation of tax attributes are intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross income and asset tests discussed above, we will be deemed to own our proportionate share of each of the assets of the partnership and will be deemed to have received a share of the income of the Partnership based on our capital interest in the Operating Partnership. Accordingly, any resultant increase in our REIT taxable income from our interest in the Operating Partnership (whether or not a corresponding cash distribution is also received from the Operating Partnership) will increase our distribution requirements (see "--Taxation of the Company--Annual Distribution Requirements"), but will not be subject to federal income tax in our hands. This is provided that we distribute an amount equal to such income to our shareholders. Moreover, for purposes of the REIT asset tests (see "--Taxation of the Company--Asset Tests"), we will include our proportionate share of assets held by the Operating Partnership.

Entity Classification. Based on our representations that the Operating Partnership will satisfy certain conditions to avoid classification as a "publicly traded partnership" status under the Tax Code, in the opinion of Mayer, Brown & Platt under existing federal income tax law and regulations, the Operating Partnership will be treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation. Such opinion, however, is not binding on the Internal Revenue Service.

Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Tax Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the properties or interests therein) must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The formation of the Operating Partnership included contributions of appreciated property (including certain of the properties or interests therein). Consequently, the Operating Partnership Agreement requires certain allocations to be made in a manner consistent with
Section 704(c) of the Tax Code.

In general, certain of the limited partners of the Operating Partnership as contributors of certain of the properties or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership on the contributed assets (including certain of such properties). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale, and accordingly variations from normal Section 704(c) principles may arise, which could result in the allocation of additional taxable income to us in excess of corresponding cash proceeds in certain circumstances.

Treasury regulations under Section 704(c) of the Tax Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences. Such determinations could have differing timing and other effects on us.

Properties acquired by the Operating Partnership in taxable transactions will in general have a tax basis equal to their fair market value. Section 704(c) of the Tax Code will not apply in such cases.

Sale of Properties. Our share of any gain realized by the Operating Partnership on the sale of any "dealer property" generally will be treated as income from a prohibited transaction that is subject to 100% penalty tax. See "--Taxation of
the Company--General" and "--Gross Income Tests--The 95% Test."   Under existing
law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We intend to hold (and, to the extent within our control, to have any joint venture to which the Operating Partnership is a partner hold) properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make such occasional sales of our properties and other properties acquired subsequent to the date hereof as are consistent with our investment objectives. Based upon our investment objectives, we believe that overall, our properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders. As long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) generally will be taxed to such shareholders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Distributions of net capital gain that we designate as capital gain dividends will be taxed to such shareholders as long-term capital gain (to the extent they do not exceed our actual net capital gain for the fiscal year) without regard to the period for which the shareholder has held its shares of beneficial interest. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's common shares by the amount of such excess distribution (but not below zero), with distributions in excess of the shareholder's tax basis being taxed as capital gains (if the common shares are held by the shareholder as a capital asset). See "Distribution Policy." In addition, any dividend that we declare in October, November or December of any year, which is payable to a shareholder of record on a specific date in any such month, shall be treated as both paid by us and received by the shareholder on December 31 of such year as long as we actually pay the dividend during January of the following calendar year. Shareholders may not include our net operating losses in their individual income tax returns. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to our shareholders.

We are permitted under the Tax Code to elect to retain and pay income tax on our net capital gain for any taxable year. If we so elect, a shareholder must include in income such shareholder's proportionate share of our undistributed capital gain for the taxable year. The shareholder also will be deemed to have paid such shareholder's proportionate share of the income tax we pay with respect to such undistributed capital gain. Such tax would be credited against the shareholder's tax liability and subject to normal refund procedures. In addition, each shareholder's basis in such shareholder's shares would be increased by the amount of undistributed capital gain (less the tax we paid) included in the shareholder's income.

The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of certain investments held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 20% capital gains rate discussed above or as unrecaptured Tax Code Section 1250 gain and taxable at a maximum rate of 25%.

designated capital gain dividend as: (1) a 20% rate gain distribution (which would be taxed as capital gain in the 20% group); (2) an unrecaptured Section 1250 gain distribution (which would be taxed as capital gain in the 25% group); or (3) a 28% rate gain distribution (which would be taxed as capital gain in the 28% group). Under Notice 97-64, if no designation is made, the entire designated capital gain dividend will be treated as a 28% rate capital gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Tax Code as if the REIT were an individual whose ordinary income was subject to a marginal tax rate of at least 28%. Notice 97-64 has not yet been modified to incorporate the changes made to holding period requirements under the 1998 Act.

In general, any loss upon a sale or exchange of common shares by a shareholder who has held such common shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent distributions from the Company were required to be treated by such shareholders as long-term capital gains.

Backup Withholding. We will report to our domestic shareholders and to the Internal Revenue Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless the shareholder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or the shareholder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See "-- Taxaction of the Shareholders -- Taxation of Foreign Shareholders" below.

Taxation of Tax-Exempt Shareholders.   The Internal Revenue Service has issued a
revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon that ruling and the statutory framework of the Tax Code, distributions by us to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Tax Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit ("REMIC") that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Tax Code.

If any pension or other retirement trust that qualifies under Section 401(a) of the Tax Code (a "qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT that would not have qualified as a REIT but for the provisions of the Tax Code which look through such a qualified pension trust in determining ownership of shares of the REIT and as to which at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

We do not believe we are a "pension-held REIT". However, pension funds hold significant amounts of Operating Partnership Units, which may, subject to certain limitations, be exchanged for Common Shares. In addition, pension funds may purchase Common Shares in the market. As a result, we may in the future be deemed to constitute a "pension-held REIT" as a result of exchanges of Units for Common Shares or market purchases of Common Shares by pension funds.

Taxation of Foreign Shareholders. The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders

(collectively, "Non-U.S. Shareholders") are highly complex and may be affected by other considerations. The following is only a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in our Common Shares, including any reporting requirements.

We will qualify as a "domestically-controlled REIT" so long as less than 50% in value of our shares of beneficial interest are held by foreign persons (i.e., non-resident aliens, foreign corporations, partnerships, trusts and estates).
We currently anticipate that we will qualify as a domestically-controlled REIT. Under these circumstances, gain from the sale of our Common Shares by a foreign person should not be subject to United States taxation, unless such gain is effectively connected with such person's United States trade or business or, in the case of an individual foreign person, such person is present within the United States for more than 182 days during the taxable year. However, notwithstanding our current anticipation that we will qualify as a domestically-controlled REIT, because our Common Shares will be publicly traded no assurance can be given that we will so qualify.

Distributions of cash generated by our real estate operations (but not by the sale or exchange of properties) that are paid to foreign persons generally will be subject to United States withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with us the required form evidencing such lower rate, or the foreign shareholder files an Internal Revenue Service Form 4224 with us claiming that the distribution is "effectively connected" income.

Distributions of proceeds attributable to the sale or exchange of United States real property interests by us are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), and may also be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated as a capital gain dividend. This amount is creditable against the foreign shareholder's FIRPTA tax liability.

Other Tax Considerations

Management Company. The income of the Management Company will be subject to federal and state income tax at full corporate rates. The Management Company cannot claim a deduction for the dividends it pays to its shareholders, including the Operating Partnership. To the extent that the Management Company pays federal, state or local taxes, it will have less cash available to distribute to its shareholders, thereby reducing cash available for us to distribute to our shareholders. The Management Company will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which the measures it takes to minimize taxes will be successful.

Possible Legislative or Other Actions Affecting Tax Consequences. You should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly in review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content (including with respect to effective dates) of any tax legislation which may be enacted. Revisions in federal tax laws and interpretations thereof can adversely affect the tax consequences of your investment in our Company.

State and Local Taxes. Both the Company and our shareholders may be subject to state or local taxation, and the Company and the Operating Partnership may be subject to state or local tax withholding requirements in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of the Company and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in Common Shares.

                                 Legal Matters

Our legal counsel, Mayer, Brown & Platt, has issued its opinion to us regarding the validity of the common shares offered hereby. Mayer, Brown & Platt has relied on Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law. The description of federal income tax consequences contained in this prospectus, to the extent that it constitutes, summaries of legal matters or legal conclusions, constitutes the opinion of Mayer, Brown & Platt as to such matters.


                                    Experts

The audited financial statements and schedules (if applicable) of Cabot Industrial Trust, Cabot Partners Limited Partnership, Existing Investors Property Group, Knickerbocker Properties, Inc. II, Prudential Properties Group, West Coast Industrial, LLC, The 4B's, Seefried Properties Group, Prudential Properties Group II, DFW Trade Center I, L.P., Buildings 1, 2 and 3, 1055 Dornoch Court, San Diego, CA, Hampden I and II Properties Group, South Royal Associates Properties Group, Joseph A. Leroy Family LP Property, Raco/Melaver, L.L.C., TLI/Cahill Partnership--Spiral Drive, Terraden/Ontario, I L.P., Kojo Building Property Group, Everest Investments Limited Partnership Property Group, The Phoenix Group, Arizona Property and Hemmer Properties Group incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as of and for the periods indicated in their reports and are incorporated by reference herein in reliance upon the authority of that firm as experts in accounting and auditing in giving said reports.

The financial statements and related schedule of Pennsylvania Public School Employes' Retirement System Industrial Properties Portfolio incorporated by reference in this prospectus have been audited by KPMG LLP, independent certified public accountants, to the extent and for the periods indicated in their report thereon also incorporated herein by reference. Such financial statements and related schedule have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

The historical cost basis combined statements of assets and liabilities of Orlando Central Park and 500 Memorial Drive as of December 31, 1997 and 1996 and the related historical cost basis combined statements of income, changes in net assets, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

The historical cost basis balance sheet of Knickerbocker Properties, Inc. II as of December 31, 1996 and the related historical cost basis statements of operations, stockholder's equity and cash flows for each of the two years in the period ended December 31, 1996 incorporated by reference in this prospectus, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

The following table sets forth estimates of the expenses that will be incurred by the Registrant in connection with the issuance and distribution of the common shares being registered.

                                      Amount
                                      ------
SEC Registration Fee...............   $  6,074
Legal Fees and Expenses............    100,000
Accounting Fees and Expenses.......    200,000
Printing and Engraving Expenses....     75,000
Miscellaneous......................     68,926
                                      --------
  Total  .......................      $450,000
                                      ========


Item 15.   Indemnification of Directors and Officers

Article 9, Section 1 of the Registrant's Declaration of Trust provides as follows with respect to the limitation of liability for Trustees and officers and indemnification:

  "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a REIT, no trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor the repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees or officers of a Maryland REIT for money damages in a suit by or on behalf of the Trust or by any shareholder, no trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (b) a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding in the proceeding that the trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of the action adjudicated in the proceeding."

Article 9, Section 3 of the Registrant's Declaration of Trust provides as follows with respect to the indemnification of Trustees and officers:

  "Notwithstanding any other provisions of this Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it, (a) create a trust fund, (b) establish any form of self-insurance, (c) secure its indemnity obligation by grant of any security interest or other lien on the assets of the Trust, or (d) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the Board as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

The Registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that such person was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under
Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations.

It is expected that forms of underwriting agreements that may be filed in connection with this Registration Statement will provide for reciprocal indemnification by the underwriters, and their respective directors, officers and controlling persons, against certain liabilities under the Securities Act.


Item 16.   Exhibits.

  See the Exhibit Index which is hereby incorporated herein by reference.

Item 17.   Undertakings

The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum-aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
  (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on January 29, 1999.

                                   CABOT INDUSTRIAL TRUST



                                   By: /s/ Robert E. Patterson
                                       --------------------------------
                                       Robert E. Patterson
                                       President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates stated.


    Name and Signature                  Title                         Date
    ------------------                  -----                         ----
/s/ Ferdinand Colloredo-Mansfeld
--------------------------------                                   January 29, 1999
Ferdinand Colloredo-                 Chairman of the Board,
 Mansfeld                            Chief Executive Officer,
                                     Trustee (Principal
                                     Executive Officer)
/s/ Robert E. Patterson
--------------------------------                                   January 29, 1999
Robert E. Patterson                  President, Trustee

          *
--------------------------------                                   January 29, 1999
Franz Colloredo-Mansfeld             Chief Financial Officer
                                     (Principal Financial
                                     Officer)

/s/ Neil E. Waisnor
--------------------------------                                   January 29, 1999
Neil E. Waisnor                      Senior Vice President -
                                     Finance, Treasurer and
                                     Secretary (Principal
                                     Accounting Officer)
/s/ Christopher C. Milliken
--------------------------------                                   January 26, 1999
Christopher C. Milliken              Trustee

/s/ W. Nicholas Thorndike
--------------------------------                                   January 29, 1999
W. Nicholas Thorndike                Trustee

/s/ Maurice Segall
--------------------------------                                   January 29, 1999
Maurice Segall                       Trustee

/s/ Ronald L. Skates
--------------------------------                                   January 29, 1999
Ronald L. Skates                     Trustee


*by /s/ Neil E. Waisnor
   -----------------------------                                   January 29, 1999
   Neil E. Waisnor                   Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
-------
Number                                                     Exhibit
------       --------------------------------------------------------------------------------------------------------------

3.1          Amended and Restated Declaration of Trust, dated January 26, 1998, of the Company. Incorporated by reference to Exhibit 3.1 to the Registrant's Form S-11 Registration Statement (File No. 333-38383) (the "Form S-11").

3.2          Bylaws of the Company. Incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-k dated September 10, 1998.

3.3          Registration Rights and Lock-Up Agreement, dated as of February 4, 1998, between the Company, the Contributing
             Investors and various other persons identified therein (included as Exhibit B to Exhibit 4.1).

3.4          Second Amended and Restated Agreement of Limited Partnership of Cabot Industrial Properties,
             L.P., dated February 4, 1998. Incorporated by reference to Exhibit 3.5 to the Registrant's Form S-11.

4.1          Contribution Agreement relating to the Capitalization of Cabot Industrial Trust, dated as of October 10, 1997, among the Company, the Operating Partnership, Cabot Partners and Various Contributors and Title Holding Entities
             Identified Therein. Incorporated by reference to Exhibit 4.1 to the Registrant's Form S-11.

5.1          Opinion of Mayer, Brown & Platt as to the legality of the common shares.

8.1          Opinion of Mayer, Brown & Platt as to certain tax matters.

10.1         Form of Indemnification Agreement between the Company and the Trustees. Incorporated by reference to Exhibit 10.1 to the Registrant's Form S-11.

10.2         Form of Indemnification Agreement between the Company and the officers of the Company.

10.3         Share Purchase Agreement, dated as of December 17, 1997, between the Company and Morgan Stanley Asset Management
             Inc., on behalf of certain of its institutional investors. Incorporated by reference to Exhibit 10.2 to the
             Registrant's Form S-11.

10.4         Form of Registration Rights and Lock-up Agreement, between the Company and Morgan Stanley Asset Management Inc.,
             on behalf of certain of its institutional investors, as amended by Amendment No. 1 thereto.

10.5         Cabot Industrial Trust Long Term Incentive Plan. Incorporated by reference to Exhibit 10.4 to the Registrant's
             Form S-11.

10.6         Form of Employment Agreement between Cabot Industrial Properties, L.P. and Ferdinand Colloredo-Mansfeld.
             Incorporated by reference to Exhibit 10.5 to the Registrant's Form S-11.

10.7         Form of Employment Agreement between Cabot Industrial Properties, L.P. and Robert E. Patterson. Incorporated by
             reference to Exhibit 10.6 to the Registrant's Form S-11.

10.8         Form of Employment Agreement between Cabot Industrial Properties, L.P. and Franz Colloredo-Mansfeld. Incorporated
             by reference to Exhibit 10.7 to the Registrant's Form S-11.

10.9         Form of Employment Agreement between Cabot Industrial Properties, L.P. and, respectively, Andrew D. Ebbott,
             Howard B. Hodgson, Jr., Neil E. Waisnor and Eugene F. Reilly. Incorporated by reference to Exhibit 10.8 to the
             Registrant's Form S-11.

10.10        Revolving Credit Agreement between the Operating Partnership and Morgan Guaranty Trust Company of New York, dated
             March 27, 1998. Incorporated by reference to Exhibit 10.9 to the Registrant's Form 10-K.


10.11        Rights Agreement, dated as of June 11, 1998, as amended, between the Company and BankBoston, N.A., as Rights Agent, including Exhibit A thereto (Form of Articles Supplementary relating to the Series A Junior Participating
             Preferred Shares) and Exhibit B thereto (Form of Right Certificate). Incorporated by reference to Exhibit 1 to the
             Registrant's Current Report on Form 8-K dated September 10, 1998.

23.1         Consent of Arthur Andersen LLP*

23.2         Consent of Arthur Andersen LLP*

23.3         Consent of KPMG LLP*

23.4.1       Consent of PricewaterhouseCoopers LLP*

23.4.2       Consent of PricewaterhouseCoopers LLP*

23.5         Consent of Ballard Spahr Andrews & Ingersoll (included in the opinion filed as Exhibit A to Exhibit 5.1).

23.6         Consent of Mayer, Brown & Platt (included in the opinions filed as Exhibits 5.1 and 8.1).

24           Power of Attorney (included on the signature page hereto as originally filed).

*  Filed with this Amendment.